Exhibit 10.3

VGAA

WET LEASE & BLOCKED SPACE

HEADS OF AGREEMENT

Between :                                           L-Air Holding Inc.,

with registered office at 130 King Street West, suite 3670, Toronto, Ontario,

Canada, M5X 1B1, herewith represented by Mr. Alex Goldman, President;

further called L-Air,

And                                                                          VGAA N.V.,

with registered office at 400, Rue Leopold I, 1090 Brussels, herewith represented by Mr. H. Yeritsyan, President-Managing Director,

further called VGAA,

for and in consideration of the mutual covenants contained in this agreement, parties agree as follows :

1.                                 General Co-operation Principles

1.1.                         Semi Wet lease on Brussels-Yerevan routing

Subject to the appropriate governmental approvals, L-Air as the Lessor will operate on a wet lease basis flights between Lyon – Yerevan – Brussels – Los Angeles and vice versa for and on behalf of the VGAA as the Lessee.

1.2.                         Schedules

1.2.1.                Schedules of flights considered under 1.1 and 1.2 are subject to :

a/      traffic rights to be arranged by L-Air on the whole route except for departure ex EVN which will be arranged by VGAA

b/      airport slots at all destinations

c/      all relevant governmental, JAA and FAA approvals

1.2.2.                Subject to art. 1.3.1., the schedule has been agreed as follows :

LYS-EVN	day 2	departure 22h00	arrival 03h00
EVN-BRU	day 3	departure 05h00	arrival 10h00
BRU-LAX	day 3	departure 12h00	arrival 23h30
LAX-BRU	day 4	departure 02h00	arrival 13h00
BRU-EVN	day 4	departure 15h00	arrival 20h00
EVN-LYS	day 4	departure 02h00	arrival 03h00

2.                                  Semi Wet Lease

2.1.                         Aircraft – Operation – Capacity

L-Air will operate on a wet lease basis under it’s Belgian Operating Licence – Air Operator’s Certificate the flights considered under article 1.1 with Airbus A340-300 aircraft, offering a maximum capacity of 10 first class seats, 30 business seats and 225 economy seats.  L-Air has the right to replace the airbus A340-300 aircraft with any other aircraft, whether or not operated by L-Air, providing this aircraft offers the same cargo and pax capacity, suitable to perform the contracted flights.

2.2                            Traffic rights

The whole route will be operated under L-Air flight number under traffic rights of 3rd and 4th freedom of Armenian to be negotiated and obtained by VGAA under bilateral agreement between the Belgian and Armenian Government.

1.3                            Aircraft capacity

All pax seats and cargo capacity on the whole route is exclusively reserved for VGAA.

1.4.                         Remuneration, costs and expenses

1.4.1.                VGAA will pay L-Air for the wet lease operation per rotation the amount of $360.000 USD – each rotation.  VGAA certifies to pay each flight rotation latest one week before flight departure

This rotation rate has been calculated based on the following parameters :

- EVN fuel rate :     $350,- per ton

- USD 1- / EUR 0.94

An increase of the cost of one of both parameters with more than 5% will increase the cost of the flight accordingly.

2.4.2.                L-Air will bear all costs and expenses for the aircraft in respect of the operation considered under article 1.1. herewith, excluding the following that will be born by VGAA :

a/ all cargo handling charges at Brussels, Yerevan, Lyon and Los Angeles airport;

b/ all other costs such as pax handling, catering, approach, government taxes etc. are to be paid by L-Air.

2.                                  Governmental approvals

2.1.                         Flights considered herewith will be operated by L-Air under Operating Licence – Air Operator’s Certificate of L-Air, to be issued by the Belgian Civil Aviation Authorities and with approval of the U.S. Civil Aviation Authorities (FAA/DoT).

2.2.                         Flights will be operated under L-Air flight number under traffic rights of 3rd and 4th freedom of L-Air pursuant to the bilateral agreement between the Belgian and US Government.

3.                                  Flight departure

The first flight departure is foreseen for the second of April 2003.  L-Air has to make sure that all flight authorisations are obtained before that date.

4.                                  Technical problems

In case the aircraft cannot fly due to a technical problem, L-Air is obliged to replace the aircraft and to make sure that all passengers arrive at final destination at the latest 24 hours after the programmed arrival.  All costs caused by this delay, such as extra meals, hotel accommodations for the passengers etc, will be paid by L-Air.

5.                                  Bank guarantee

VGAA will open a bank guarantee in name of L-Air of 250.000 USD, validity date latest 15 days before the first flight departure.

6.                                  Execution and Termination

This agreement shall become effective on January 28th 2003, and shall supersede any existing arrangements between parties, covering the same subject and shall continue in force until terminated by either party giving to the other party three months written notice by registered letter with return signed receipt.

If either party should at any time default in observing or performing any of the terms and conditions stated in this agreement or should become bankrupt, or enter into any arrangement with its creditors or go into liquidation, or suffer any of its goods to be taken in execution, or if a receiver or trustee or all or substantial part or parts of its property be appointed or applied for, this agreement may immediately be cancelled by the other party.

7.                                  Event of Default

If any party under this agreement breaches any of the provisions of this agreement by any of the contracting parties, defaulting party will be given by the non-

defaulting party a period of maximum 30 (thirty) days after written notice of the default by the non-defaulting party, upon the choice of the non-defaulting party, in order to enable the defaulting party to remedy to the default.  If after this maximum of 30 (thirty) days, the default is not remedied, this agreement shall be automatically terminated upon expiration of this period.

8.                                 Miscellaneous

8.1.                         This agreement, qualified as ‘heads of agreement’, is to be considered as basic understanding between the parties, in execution whereof detailed agreements and arrangements will be made in respect of the clear understanding between parties involved.

8.2.                         Any of the provisions of this agreements, which should conflict with any other agreements or arrangement as signed or orally agreed upon between the parties to this agreement, shall prevail to the provisions or arrangements of the other agreements.

8.3.                         If any or more of the provisions contained in this agreement will be illegal, unenforceable, or for any reason not to be held valid, this will not affect any other provision of this agreement and the agreements related hereto.

8.4.                         This agreement shall in all respects be governed by and construed in accordance with the laws of the Kingdom of Belgium.

8.5.                         Any dispute concerning validity, the interpretation or the performance of this agreement shall be finally settled by the competent courts of the Kingdom of Belgium

In witness whereof it is agreed upon in good faith in Brussels, January 29th 2003-01-28

For and behalf of	For and behalf of

L-AIR Holding Inc.	VGAA N.V.